Exhibit 99.1

Orion Energy Systems Announces Executive Reorganization

Board Appoints John Scribante as CEO and Neal Verfuerth as Chairman Emeritus/Founder

MANITOWOC, Wis. — September 28, 2012 (BUSINESS WIRE) Orion Energy Systems Inc. (NYSE MKT: OESX), a leading power technology enterprise, announced today that John H. Scribante has been appointed Chief Executive Officer and that current Chief Executive Officer, Neal R. Verfuerth, has been provided with the new title of Chairman Emeritus/Founder. Mr. Scribante was also appointed to the Company’s Board of Directors for a term to expire in 2014.

Prior to his appointment, Mr. Scribante served as President of Orion Engineered Systems Division since August 2009, after serving as the Company’s Senior Vice President of Business Development since 2007. Mr. Scribante served as the Company’s Vice President of Sales from 2004 until 2007. Prior to joining the Company, Mr. Scribante co-founded and served as chief executive officer of Xe Energy, LLC, a distribution company that specialized in marketing energy reduction technologies, from 2003 to 2004. From 1996 to 2003, he co-founded and served as president of Innovize, LLC, a company that provided outsourcing services to mid-market manufacturing companies.

James Kackley, Chairman of the Board, said, “In the tradition of other renown entrepreneurial company founders, this change of leadership reflects Neal’s natural transition away from being involved in the ongoing demands of running Orion’s day-to-day operations into a more advisory role focusing on product innovation and development.”

“Neal has done a tremendous job of founding and growing Orion from its inception to becoming a company that recognized more than $100 million of revenue last fiscal year,” said Kackley.

“Our Board felt it was time for Neal, after some well-deserved time off, to have the opportunity to direct his full time attention to his first love and passion – innovative product development, while John can direct his proven disciplined bottom-line orientation to improve our profitability and share price,” said Kackley.

John Scribante said, “I look forward to the challenge of improving both our near-term and long-term bottom-line financial results, while continuing to focus on increasing our revenues and meeting our goal of recognizing $250 million in annual revenue by 2017.”

About Orion Energy Systems

Orion Energy Systems, Inc. (NYSE MKT: OESX) is a leading power technology enterprise that designs, manufactures and deploys energy management systems – consisting primarily of high-performance, energy efficient lighting platforms, intelligent wireless control systems and direct renewable solar technology for commercial and industrial customers – without compromising their quantity or quality of light. For more information, visit www.oesx.com.

Orion Energy Systems, Inc.

Investor Relations Contact:

Scott Jensen, Chief Financial Officer

(920) 892-5454

sjensen@oesx.com